                                                                   EXHIBIT 10.14
                             EMPLOYMENT AGREEMENT
                             --------------------


          EMPLOYMENT AGREEMENT, dated as of September 30, 1998, between Toy Biz, Inc., a Delaware corporation (the "Company") and Avi Arad (the "Executive").

          WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement; and

          WHEREAS, the Company intends to acquire Marvel Entertainment Group, Inc. (the "Acquisition").

          NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

     1.   Employment, Duties and Acceptance.
          ---------------------------------

          1.1  Employment, Duties.  The Company hereby employs the Executive for
               ------------------
the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as (i) the sole senior creative officer of the Company, which is the most senior creative office within the Company with respect to all media activities, and to whom the entire creative operations of the Company will report, either directly or indirectly, as to media activities, and (ii) following consummation of the Acquisition, also as the President and Chief Executive Officer of the Company's Marvel Media division (through which the Company will conduct all of its multimedia activities), or in such other executive position as may be mutually agreed upon by the Company and the Executive. The Executive shall report solely to the Company's Chief Executive Officer and Board of Directors and shall perform such other duties consistent with such positions as may be assigned to the Executive by the Company's Chief Executive Officer or Board of Directors. Notwithstanding the foregoing, the Executive may devote up to 120 hours in any twelve month period to business activities, other than those of the Company, in connection with services he may perform pursuant to the pre-existing commitments identified on Schedule I (the "Prior Commitments") or in connection with the activities of Avi Arad & Associates ("Associates").

          1.2  Acceptance.  The Executive hereby accepts such employment and
               ----------
agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment (subject to the final sentence of Section 1.1), and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be; provided, however, that any such position shall
                               --------  -------
not diminish the scope of duties required to be performed by Executive, or Executive's position or authority, pursuant to Section 1.1 hereof.

          1.3  Location.  The duties to be performed by the Executive hereunder
               --------
shall be performed primarily at the principal executive office of the Company in New York City, subject to reasonable and customary travel requirements on behalf of the Company. The Company shall provide the Executive with office space, selected by Executive and subject to approval by the Company's Board of Directors, in California in connection with his activities on behalf of the Marvel Media division. The Company shall also grant the Executive the power to hire and dismiss appropriate staff, including, but not limited to, administrative and secretarial assistance and other support service personnel with respect to such office space, in accordance with the Company's approved business plan.

     2.   Term of Employment
          ------------------

          2.1  The Term.  The term of the Executive's employment under this
               --------
Agreement (the "Term") shall commence on September 30, 1998 and shall end on December 31, 2000 or such later date to which the Term is extended pursuant to
Section 2.2 hereof.

          2.2  Special Curtailment.  The Term shall end earlier than the
               -------------------
original December 31, 2000 termination date provided in Section 2.1 hereof, if sooner terminated pursuant to Section 4 hereof. Non-extension of the Term shall not be deemed to be a wrongful termination of the Term or this Agreement by the Company pursuant to Section 4 hereof.

     3.   Compensation; Benefits.
          ----------------------

          3.1  Salary.  As compensation for all services to be rendered pursuant
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to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of not less than $375,000.00, less such deductions or amounts to be withheld as required by applicable law and regulations (the "Base Salary"). The Company shall, on an annual basis at the end of each calendar year, review the Executive's Base Salary and determine, in its discretion, whether to increase the Base Salary, and if so determined, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

          3.2  Bonus.  In addition to the amounts to be paid to the Executive
               -----
pursuant to Section 3.1 hereof, the Executive will be eligible, upon the decision of the Board of Directors and in the Board's sole discretion, to receive a discretionary bonus with respect to each year of the Term in such amount as the Board in its sole discretion may determine.

          3.3  Business Expenses.  The Company shall pay for or reimburse the
               -----------------
Executive for all reasonable first-class travel and other expenses actually incurred by or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers.

          3.4  Vacation.  During the Term, the Executive shall be entitled to a
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vacation period or periods customarily accorded senior executives of the Company during each year of the Term, which in any event shall not be less than four (4) weeks per calendar year. Vacation time not used by the end of a calendar year shall be forfeited.

          3.5  Fringe Benefits.  During the Term, the Executive will participate
               ---------------
in all plans now existing or hereafter adopted by the Company for its management employees or for the general benefit of its employees, such as any pension, profit-sharing, bonus, stock option or other incentive compensation plans, life and health insurance or other insurance plans and benefits on the same basis and subject to the same qualifications as other executive officers.

          3.6  Additional Benefits.  During the Term, the Executive shall be
               -------------------
entitled to such other benefits as are specified in Schedule II to this Agreement.

     4.   Termination.
          -----------

          4.1  Death; Disability.  If the Executive shall die during the Term,
               -----------------
of if during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's principal services hereunder for a period of more than 180 consecutive days, the Term shall terminate and no further amounts or benefits shall be payable hereunder.

          4.2  Cause. The Term may be terminated by the Company upon notice to
               -----
the Executive upon the occurrence of any event constituting "Cause" as defined herein. As used herein, the term

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"Cause" means: (i) the Executive's willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Company shall not be
                             --------  -------
deemed to have Cause pursuant to this clause (i) unless the Company gives the Executive written notice that the specified conduct has occurred and making specific reference to this Section 4.2(i) and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice; (ii) any willful and intentional acts of the Executive involving malfeasance, fraud, theft, misappropriation of funds, embezzlement or dishonesty affecting the Company; or
(iii) the Executive's conviction of an offense which is a felony in the jurisdiction involved.

          4.3  Good Reason.  The Term may be terminated by the Executive upon
               -----------
notice to the Company of any event constituting "Good Reason" as defined herein. As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Executive: (i) assignment of the Executive to duties materially inconsistent with the Executive's positions as described in Section 1.1 hereof, or any significant diminution in the Executive's duties or responsibilities, other than in connection with the termination of the Executive's employment for Cause, disability or as a result of the Executive's death, or by the Executive other than for Good Reason; (ii) a change in the location of the Executive's principal place of employment to a location outside of New York City; (iii) any material breach of this Agreement by the Company which is continuing; provided, however, that the Executive shall
                                    --------  -------
not be deemed to have Good Reason pursuant to clauses (i) and (iii) above unless the Executive gives the Company written notice that the specified conduct or event has occurred and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

          4.4  By Executive without Good Reason or by the Company without Cause.
               ----------------------------------------------------------------
Either party hereto shall have the right to terminate the Term prior to its scheduled termination, as noted in Section 2.1 hereof, upon thirty (30) days prior written notice to the other party hereto.

          4.5  Change in Control. If on or after the date hereof, and prior to
               -----------------
the end of the Term, there occurs a "Change in Control" (as defined in the Credit Agreement, dated on or about the date of the Acquisition, by and among Toy Biz, Inc. (to be renamed Marvel Enterprises, Inc.), the Guarantors party thereto, the Lenders party thereto, the Issuers referred to therein and UBS AG, Stamford Branch, and Warburg Dillon Reed LLC), the Executive shall have the right, at any time within thirty (30) days of obtaining knowledge of such Change in Control, to give notice to the Company of termination of the Term as of a date

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(which shall not be earlier than ten (10) days from such notice) to be specified in such notice, and the Term shall terminate on the date so specified.

          4.6  Severance. (a) If the Term is terminated upon the Executive's
               ---------
death or disability, by the Company for Cause or by the Executive pursuant to
Section 4.4 hereof, the Executive shall be entitled to receive his Base Salary and any additional benefits provided hereunder at the rates provided in Sections
3.1 and 3.6 hereof to the date on which such termination shall take effect.

     (b) If the Term is terminated by the Executive for Good Reason, by the Company other than for Cause, or pursuant to a Change in Control, the Executive shall be entitled to: (i) a lump sum payment equal to a sum which is the greater of (w) the compensation due to the Executive under this Agreement until the scheduled termination of the Term, as noted in Section 2.1 hereof, or (x) the amount equal to the continuance of compensation due to the Executive under this Agreement for one (1) year after the date of such termination; and (ii) continuation of all other benefits provided by the Company to the Executive hereunder for the greater of (y) the period until the scheduled termination of the Term or (z) one (1) year after the date of such termination. In addition, all equity arrangements provided to the Executive hereunder or under any employee benefit plan of the Company shall continue to vest for the greater of the period until the scheduled termination of the Term or one (1) year after the date of such termination.

     (c) The amounts required to be paid and the benefits required to be made available to the Executive under this Section 4.6 are absolute. Under no circumstances shall the Executive, upon the termination of his employment hereunder, be required to seek alternative employment and, in the event that the Executive does secure other employment, no compensation or other benefits received in respect of such employment shall be off-set or in any other way limit or reduce the obligations of the Company under this Section 4.6.

     5.   Protection of Confidential Information; Non-Competition
          -------------------------------------------------------

          5.1 In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, as well as plans for future developments by the Company, the Executive agrees:

               5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of the Company, learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent; and

          5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

     5.2 (a) During the Term, and for a period of one (1) year after he ceases to be employed by the Company under this Agreement or otherwise, if such cessation arises as a result of a circumstance described in Section 4.2 hereof, or as a result of termination of the Term by the Executive pursuant to Section
4.4 hereof, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates (except to the extent provided in Section 1.1 with respect to the Executive's activities on behalf of Associates or the Prior Commitments); the Executive shall not engage in such business on the Executive's own account (except to the extent provided in Section 1.1 with respect to the Executive's activities on behalf of Associates or the Prior Commitments); and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 5.2 shall be
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deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.

          (b) For a period of six (6) months after the Executive terminates the Term pursuant to Section 4.4 or 4.5 hereof, the Executive shall not, directly or indirectly, undertake or otherwise be involved in any media or toy projects which were under active development or consideration by the Company at the time of the termination of his employment.

     5.3 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

          5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

          5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits to the Company. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

     5.4 If any of the covenants contained in Sections 5.1 or 5.2 hereof, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

     5.5 If any of the covenants contained in Sections 5.1 or 5.2 hereof, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

     5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 hereof upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

     5.7 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1 and 5.2 hereof or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.

     6.   Inventions and Patents.
          ----------------------

          6.1 The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term or for one year thereafter (collectively, "Inventions") shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials and; provided, further, however, that the
                                           --------  -------  -------
foregoing shall not apply to any Inventions which are (a) assigned to Associates and licensed to the Company by Associates pursuant to the Master License Agreement, dated as of April 30, 1993, between Associates and the Company as amended (the "Master License") or any license agreement entered into in accordance therewith or (b) the Prior Commitments. The Executive shall further:
(a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

          6.2 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, listed on Schedule III attached hereto.

     7.   Intellectual Property.
          ---------------------

          Except as provided in Section 6 above, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

     8.   Indemnification.
          ---------------

          To the fullest extent permitted by applicable law, Executive shall be indemnified and held harmless for any action or failure to act in his capacity as an officer or employee of the Company. In furtherance of the foregoing and not by way of limitation, if Executive is a party or is threatened to be made a party to any suit because he is an officer or employee of the Company, he shall be indemnified against expenses, including reasonable attorney's fees, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification under this
Section 8 shall be in addition to any other indemnification by the Company of its officers and directors. Expenses incurred by Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section 8 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount in the event that it shall ultimately be determined that he is not entitled to indemnification by the Company. Such undertaking shall be accepted without reference to the financial ability of Executive to make repayment. In addition, the Company shall use its best efforts to obtain and maintain a directors' and officers' liability insurance policy at a reasonable cost providing insurance coverage with respect to claims made against officers and directors as to which they are entitled to be indemnified by the Company.

     9.   Notices.
          -------

          All notices, requests, consents and other communica tions required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

          If to the Company, to:

               Toy Biz, Inc.
               685 Third Avenue
               New York, New York 10017
               Attention: Chief Executive Officer

          If to the Executive, to:

               Avi Arad
               6 Minute Man Hill
               Westport, CT  06880

     10.  General.
          -------

          10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to the conflict of law principles of such state.

          10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

          10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     11.  Subsidiaries and Affiliates.
          ---------------------------

          As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

     12.  Royalties Under Master License.
          ------------------------------

          The Master License is hereby amended to provide that the Company's royalty obligation to the Executive under the Master License for Marvel products for which the Executive is the inventor of record, is fixed at $650,000 per year, in lieu of the current four percent (4%) royalty rate (six percent (6%) on sales FOB the Orient). With respect to non-Marvel items for which the Executive is the inventor or record, the terms of the Master License shall remain in effect, with the Executive receiving a negotiated amount not to exceed five percent (5%) of net sales.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     COMPANY:

                                     TOY BIZ, INC.


                                     By: /s/ Joseph M. Ahearn
                                        ---------------------------------------
                                          Name:
                                          Title:

                                     EXECUTIVE:

                                     /s/ Avi Arad
                                     ------------------------------------------
                                     Avi Arad

                                  SCHEDULE II
                                  -----------

Additional Benefits:
--------------------


          1. The Company shall provide the Executive use of a Mercedes 500 SEL or similar automobile, and a driver, selected by the Executive, for such automobile.

          2. The Executive shall be entitled to participate in the Company's stock option plan at a level commensurate with Executive's salary level, title and responsibilities, as determined by the Compensation Committee of the Board of Directors of the Company.

          3. With respect to each media project for which the Executive performs significant services, the Executive shall be entitled to retain, in addition to the Base Salary and other benefits provided for hereunder, all Executive Producer and/or Producer fees customarily payable by the licensee under any television, motion picture or home video license entered into by the Company during the Term. Such fees shall be not more than $10,000 per episode for animated television projects and not more than $250,000 for any one motion picture project.


Avi Arad

                                 SCHEDULE III
                                 ------------


                                  Inventions